EXHIBIT 10.2               AGREEMENT FOR SALE AND PURCHASE OF ASSETS



STATE OF FLORIDA           )
                                    )
COUNTY OF ALACHUA                   )

                    AGREEMENT FOR PURCHASE AND SALE OF ASSETS

         THIS AGREEMENT FOR PURCHASE AND SALE OF ASSETS (hereinafter referred to as this "Agreement") entered into this 29th day of May, 1998, by and between SYNVASIVE TECHNOLOGY, INC., a California Corporation having an office at 4925 Robert J. Mathews Parkway, El Dorado Hills, California, 95762, (hereinafter referred to as "Seller"), and EXACTECH, INC., a Florida Corporation, having an office at 4613 N.W. 6th Street, Suite D, Gainesville, Florida 32609, (hereinafter referred to as "Purchaser").

                                    RECITALS:

         WHEREAS, The parties entered into that certain Letter Agreement dated March 31, 1998, the terms and conditions of which the parties hereby reaffirm; and

         WHEREAS, Purchaser desires to purchase and receive from Seller, and Seller desires to sell, transfer, assign and deliver to Purchaser all of Seller's properties, rights, and assets in and to the AcuDriver product and related product line, as more particularly described below.

         NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, as well as the promises and covenants contained within the March 31, 1998 Letter Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.   PURCHASE AND SALE:

     A. Subject to the terms and conditions set forth in this Agreement, and as set forth in that certain Letter Agreement dated March 31, 1998, attached hereto and incorporated herein as Exhibit "A," Purchaser agrees to purchase from Seller and Seller agrees to sell, transfer, assign and deliver to Purchaser on the Closing Date as hereinafter defined, all of Seller's rights, title, and interests to all properties, rights, and assets comprising the AcuDriver product and related product line and shall include, but are not limited to, any and all of the following, (hereinafter collectively referred to as the ("Property"):

          (a) All assets of any type and wherever located, existing inventory on the date of closing, tooling, fixtures, existing and future intellectual property and rights of all types (patents, trademarks, tradenames, etc.), product development and existing knowledge and expertise, trade secrets and product-specific knowledge, designs, drawings, vendor lists, customer lists, regulatory filings, equipment, work-in-process, development, manufacturing, production, marketing, distribution and sale rights, and any other properties, rights and assets, wherever located, which comprise or are reasonably related to the AcuDriver product and related product line and accessories and apparatus associated therewith. It is specifically agreed that the existing inventory, and the inventory on hand on the date of closing, includes the tooling, fixturing and fixed assets as set forth on Exhibit "C, " the inventory list on Exhibit "D," the product design and drawings on Exhibit "E," and the AcuDriver hand piece components as set forth in Exhibit "F" each of such exhibits being attached hereto and incorporated herein, and which include at least twenty-five

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(25) finished handsets and at least twenty-five (25) full osteotome kits, along with cases and fiber optic light sources, all in finished, saleable form.

          (b) To the extent not described in (a) above, any and all personalty utilized in the AcuDriver product and related product line, which shall include, but not be limited to, books, records, brochures, technical literature, associated artwork, electronic or digital files, regulatory files, any and all raw material, work in process, fixtures, machinery, equipment, inventory and otherwise, used in connection with the product and related product line;

          (c) To the extent not described in (a) or (b), above, any and all existing and future intellectual property and rights will include research and development, and any and all developing, pending, and existing patents, trademarks, tradenames, service marks, copyrights, franchises, franchise rights or other intellectual property, registrations, including pending applications (defined as any and all applications filed or otherwise begun prior to the closing date), and will also include any and all intellectual property origination or "first in time" and "first date in use" origination dates, and will further include any and all rights in and to the designs, inventions, ideas, licenses, sublicenses, formulae, processes, know-how, trade secrets and other intellectual property, including without limitation the United States and foreign patents and patent applications along with any modifications, additions and improvements thereof and thereto, and all drawings, prototypes, protocols, research materials, testing records and results, FDA 510k filings and all technical file materials and other technology, information and documentation, which can or may be reasonably related to the AcuDriver product and related product line;

          (d) Any and all purchase orders, sales orders, and other sales agreements and/or leads and contacts, contracts, leases, permits, registrations, permits, conditional sales agreements, equipment and/or manufacturing contracts, leases, and any leases and licenses as owned, used, or otherwise utilized in the operation of the subject product and related product line;

          (e) All of Seller's interest in the name "AcuDriver" and in any name, whether internal, external, specific to the AcuDriver product or any related product line, including slang or colloquial names, and specifically including all intellectual property rights referenced in (c) above, including trademark, tradename, and service mark rights, along with any and all existing goodwill, numerical classifications, and any and all intangible assets used in the AcuDriver business;

          (f) All of Seller's regulatory submissions, approvals (to the extent assignable) and registrations relating to the subject product and related product line, including but not limited to those with the United States Food and Drug Administration;

          (g) To the extent in force and in effect on the Closing Date (as defined below), any and all other contracts, leases and licenses with respect to which Seller is a party relating to the use or operation (including sales) of the product and related product line, which are assignable and which are written or oral and are or were entered into or obtained either prior to or after the date hereof, in the ordinary course of business;

          (h) Any other properties and assets in possession or control of Seller, tangible or intangible, used in or arising out of or in respect to the use or operation (including sales) of the product and related product line referenced above, including, but not limited to, all rights to any and all contract rights, plans, specifications, documents and instruments except for cash and as specifically excluded in this Agreement;

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     B. As referenced in the Letter Agreement, and as set forth below, the parties understand and agree that the purchasers are not assuming any contract, obligation, agreement or liability of any kind or nature of Seller.

2.   PURCHASE PRICE:

     $425,000.00 dollars (US), with such purchase price payable as follows:
$50,000.00 deposit payable by wire transfer or other verifiable method prior to 5:00 p.m. (PST) March 31, 1998; $125,000.00 (US) deposit upon acceptance of the Letter Agreement; $100,000.00 (US) payable upon all parties' execution of this Agreement for Purchase and Sale of Assets; $100,000.00 (US) by 5:00 p.m. (PST) on the date of closing; $50,000.00 (US) upon issuance of the presently pending patent application. The allocation of the purchase price will be in accordance with Attachment "B." The parties hereby additionally incorporate such terms as are included in the March 31, 1998, Letter Agreement, attached hereto and incorporated herein as Exhibit "A."

3.   NON-ASSUMPTION OF LIABILITIES:

     It is understood and agreed by the parties hereto that, Exactech (as Purchaser) is not assuming and is therefore purchasing the properties, rights and assets exclusive and otherwise free from any and all debts, liabilities, and obligations, of the Seller, and the Seller shall remain responsible for the payment and performances of and shall pay and perform all debts, liabilities, and obligations, arising out of the conduct of its business prior to the date of closing, even if such Obligations are first manifested after the date of closing, and regardless of whether they are known or unknown, accrued, absolute, contingent or otherwise, including, but not limited to, any negligence or products liability claims, infringement claims, claims of creditors, any pending orders and any and all tax obligations imposed by any taxing authority, or any other liability to which the Seller is subject arising out of events which took place in connection with its business prior to the date of closing. The Purchaser shall be responsible for all obligations which arise after the date of closing in connection with the conduct by the Purchaser of its business relating to the assets being purchased.

4.  CLOSING MATTERS INCLUDING COSTS AND DOCUMENTS:

          (a) The Closing of the sale and purchase of the properties, rights and assets shall take place at the offices of Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel, P.A., 101 East College Avenue, Tallahassee, Florida 32301, on or before fifteen (15) business days from the date of the final execution by all parties of this Agreement, or on such later date as may be postponed pursuant to the terms and conditions of this Agreement, pursuant to the terms and conditions of the Letter Agreement, or unless extended by mutual agreement of the parties, such agreement not to be unreasonably withheld. Upon closing, the transfer shall be effective upon closing being completed, and, unless notified otherwise in writing, the transfer shall be effective at 12:01 a.m. (EST) on the date immediately following the date of closing. Purchaser shall receive possession of the property at closing.

          (b) On the Closing Date, upon and simultaneously with the performance by Purchaser and Seller of all the covenants to be performed by them hereunder and the satisfaction of all conditions precedent, the Property shall be conveyed, transferred and assigned to Purchaser by execution and delivery of the following:

               (i) Seller will deliver to Purchaser such deeds, bills of sale, endorsements, lease and contract assignments, intellectual property transfers, regulatory transfers, permit transfers and other documents and materials necessary to effectuate Closing in form and content satisfactory to Purchaser's counsel and containing full warranties of title as shall be effective to vest in Purchaser good,

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absolute and marketable title to all the Property being purchased, free and clear of all liens, charges and encumbrances and restrictions whatsoever.

               (ii) A separate assignment for each of the proprietary rights, trademarks, tradenames, service marks (or otherwise) and regulatory approvals, as required by the Purchaser, in such form as may be reasonably required by Purchaser in order to record such assignment with any applicable governmental authorities or offices, together with any other necessary or desirable notices or documents required for the transfer of rights thereto to the Purchaser.

               (iii) A certified copy of an authorizing resolution executed by the directors of Seller authorizing its performance of the transactions contemplated by this Agreement and the Seller Documents.

               (iv) A Certificate of Good Standing for Seller dated within ninety (90) days of the date hereof issued by the State of California;

               (v) Such other instruments of transfer necessary or desirable to assign, transfer and convey to the Purchaser valid title to all of the Assets.

               (vi) Seller will deliver to Purchaser all the inventory, equipment, fixtures, contracts, agreements, commitments and rights as referenced above;

               (vii) Simultaneous with such delivery, the Seller will take all such steps as may be requisite to put Purchaser in actual possession, operation and control of the Property transferred hereunder, including an agreement for future compliance that will survive the closing. Purchaser shall take possession immediately following the Closing and shall be entitled to all revenues incurred on or after April 1, 1998; and

          (c) At closing, Seller will, on behalf of Synvasive, its agents, employees, officers, directors, representatives, or affiliates, enter into a separate non-disclosure and non-compete agreement regarding the properties, rights and assets being purchased. Specific senior management personnel of Synvasive, to be designated by mutual agreement of the parties, will additionally enter into the non-disclosure and non-compete agreement at closing. Such agreement will be substantially similar to and in accordance with the non-disclosure and non-compete agreement attached hereto and incorporated herein as Exhibit "F."

          (d) At closing, the cost of documentary stamps, transfer taxes or fees, if any, shall be paid by Purchaser, and Purchaser shall be responsible for paying any recording charges and any other costs of Closing including Purchaser's attorney fees. Seller's attorney fees and concomitant costs will be the responsibility of Seller.

          (e) At Closing all taxes and recurring registration fees, including property and tangible and intangible personal property taxes, if any, will be pro rated;

          (f) Seller and Purchaser previously entered into a March 31, 1998, Letter Agreement as to this purchase and sale of assets. Such Letter Agreement is hereby incorporated herein and attached hereto as Exhibit "A." All provisions therein carry forward into this agreement and certain provisions survive the closing.

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5.   TRANSITION:

     As set forth in the letter agreement, the parties agree to a transition period from the date of acceptance of the letter agreement through December 31, 1998. The transition period exists to effectuate compliance as outlined in paragraph 6 of the letter agreement, and includes certain specifics, as follows:

          (a) Sales to current distributors during the transition period will be booked to Exactech upon execution of this agreement, and Synvasive will administer and service the business with current Synvasive agents, including billing and collection of receivables, all of which are to be delivered to Exactech. Exactech will pay to Synvasive the amount of 2 percent of gross sales for such services, and Exactech will additionally pay a royalty fee of 5 percent of gross sales on all such sales. Such royalty fee is to be paid only regarding sales to current distributors and will not include any separate sales to non-Synvasive distributors nor to any new or future distributors;

          (b) Synvasive will sell osteotomes to Exactech at the costs set forth in the letter agreement with minimum quantities of ten units during the transition period (or afterwards by mutual agreement);

          (c) Synvasive will provide repairs for any and all repairs through the transition period, including AcuDriver products and related products sold prior to closing or sold after closing but during the transition period, at no charge to Exactech for any and all such repairs, with the exception of hoses and fiber optics. Synvasive will process any and all returns of AcuDriver products and related products sold prior to the date of closing;

          (d) Synvasive will provide consultation to Exactech for twelve (12) calendar months from the date of closing, for the purpose of the transfer of the properties, rights and assets referenced herein, for preparation and filing for additional patents or other intellectual property protection, and for manufacturing, regulatory filings and documents, including necessary intellectual and regulatory filings and to resolve business issues as such issues arise. The consultation will be provided during the transition period, at no charge with the exception of travel and living expenses, and the consultation will be provided during the period of time from the expiration of the transition period to the end of the twelve (12) calendar month period for a reasonable charge including travel and living expenses.

6.  PRE-CLOSING MATTERS:

          (a) Before Closing, Seller shall perform the following:

               (i) Within five (5) days after execution of this Agreement (or such other date as may be specifically agreed upon between the parties), Seller shall provide to Purchaser an asset list and inventory of all assets and items described in paragraph 1 above, including an itemized and detailed list of any and all intellectual property filings, registrations, applications, or any items or documents of whatever nature or source relevant to the intellectual property and rights as well as personal property, fixtures and equipment, along with a reconciliation of sales on or after April 1, 1998, as well as provide to Purchaser copies of any and all existing leases, contracts, deposits, orders and any other document(s) related to the ongoing day to day business operations;

          (b) Before Closing, Purchaser shall perform the following:

               (i) Purchaser may, at its expense and upon its option, participate in verification of the asset list and inventory preparation outlined under paragraph 6(a), above, and,

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additionally, is entitled to conduct the due diligence investigation as referenced in the March 31, 1998, Letter Agreement;

          (c) Before closing, Seller and purchaser shall each perform any and all conditions as outlined in the March 31, 1998, Letter Agreement, including any and all conditions specifically outlined in paragraph 6 of such agreement.

7.   POST CLOSING ASSURANCES TO PURCHASER:

          (a) From time to time after the Closing, at the request of Purchaser, the Seller will execute and deliver to Purchaser such other instruments of conveyance and transfer and take such other action as Purchaser may reasonably require to effectively convey, transfer to and vest in Purchaser, and to put Purchaser in possession of any of the Property being sold, conveyed, transferred, and delivered to Purchaser, or its assigns hereunder. Without limiting the generality of the foregoing, Seller agrees to provide and execute any documents reasonably necessary.

          (b) The parties specifically agree that Exactech is not purchasing nor otherwise assuming nor agreeing to any debts, financial obligations, liabilities nor other obligations for returns, credits, warranty or warranty costs of any type existing on the date of closing, including corporate or individual debts, nor purchasing or assuming any known or unknown liabilities or obligations arising from the AcuDriver product and related product line. Synvasive hereby indemnifies, and will restate at closing, an indemnification of Exactech for any and all such liability or obligation. This provision survives the closing.

8.   REPRESENTATIONS AND WARRANTIES OF SELLER.

     As a material inducement to Purchaser to execute and perform its obligations under this Agreement, the Seller hereby represents and warrants to Purchaser with respect to the product and related product line being purchased as of the date hereof and will represent on the Closing Date the following:

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          (a) To its knowledge, Purchaser has been and will continue to be, granted any and all requested access and ability to conduct the due diligence referenced herein and referenced in the Letter Agreement;

          (b) Between the Acceptance Date of the Letter Agreement and the Closing Date, Seller adhere to all conditions as set forth in the Letter Agreement, and of this Agreement, and additionally shall not:

               (i) Incur any obligations or liabilities, absolute, accrued, contingent, or otherwise, except current liabilities incurred in the ordinary course of business;

               (ii) Mortgage, pledge, subject to lien, charge, or encumbrance, or grant a security interest in, any assets, tangible or intangible being conveyed to Purchaser;

               (iii) Cancel any debt or claim or sale or transfer any assets or properties, except sales out of inventory in the ordinary course of business;

               (iv) Suffer any damage, destruction or loss (whether or not covered by insurance) affecting the properties, business or prospects, or waive any rights of substantial value; or

               (v) Enter into any transaction other than in the ordinary course of business.

          (c) To the best of Seller's knowledge, there are no actions, suits, or proceedings pending or threatened against Seller or affecting any of the Property or rights, at law or in equity, or before any federal, state, municipal, or other governmental agency or instrumentality, domestic or foreign, nor is Seller aware of any facts to which its knowledge might result in any such action, suit or proceedings. Purchaser does not assume responsibility nor liability for such pending or threatened complaint. The Seller is not in default with respect to any order or decree of any court or of any such governmental agency or instrumentality.

          (d) Seller is not in violation of any terms or provisions of any charter, bylaw, mortgage, indenture, contract, agreement, instrument, judgment, decree, order, statute, rule, or regulations, and the execution, delivery, performance and compliance with this Agreement will not result in the violation of or be in conflict with or constitute a default under any such term or provision or result in the creation of any mortgage, lien, encumbrance, or charge, upon any of the Property of the Seller pursuant to any such term or provision.

          (e) The sale and transfer of the Property provided for in this Agreement, has been approved and consented to by the Board of Directors of Synvasive Technology, Inc., and all action required by any applicable law or otherwise by the Board of Directors with respect to such sale, and the transfer of the Property, has been appropriately authorized and accomplished, and certified copies of the resolutions of the Board of Directors approving said sale of assets shall be provided to the Purchaser at or prior to Closing.

          (f) The Seller warrants that it is vested with good and marketable title to all of the assets and property being sold, including any and all intellectual property rights, regulatory certificates and/or permits, or otherwise, and further warrants that it is able to transfer and convey such property at closing free and clear of any and all competing or superceding rights, any and all liens and/or financial restrictions, and free and clear of any account and/or debts payable.

          (g) The Seller has no knowledge of any claim or reason to believe that it is or may be infringing or otherwise acting adversely to the rights of any person under or in respect of any patent, trademark, service mark, trade name, copyright, license or other similar intangible right. With the exception

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of the royalty payments made by Synvasive to Dr. Hedley, the Seller is not obligated or under any liability whatsoever to make any payments by way of royalties, fees or otherwise to any owner or license of or other claimant to any patent, trademark, trade name, copyright, or other intangible asset with respect to use thereof, or in connection with the conduct of business or otherwise.

          (h) Seller is not in default in any respect under any of the Contracts, Leases and Licenses or other documents and commitments to which it is a party or otherwise bound to transfer or assign with respect to this Agreement. To the best of Seller's knowledge, all Contracts, Leases, Licenses, registrations and regulatory filings are true and complete, and the copies furnished to Purchaser are true and complete and the same are in full force and effect as of the date hereof and are enforceable in accordance with their terms.

          (i) Seller warrants that there has not been any adverse change in, or event or condition adversely affecting the condition (financial or otherwise) of the Liabilities, business operations, or purchased assets of Seller. Should there be any material change in any of the aforementioned items before the Closing Date, Seller will immediately notify Purchaser in writing.

          (j) No representation or warranty by the Seller in this Agreement or in any writing attached hereto, contains or will contain any untrue or misleading statement of material fact or omits or will omit to state any material fact (of which the Seller has knowledge or notice).

          (k) Seller has duly filed all federal, state, county and municipal income, excise and other tax returns and reports required to be filed up to the date hereof and up to the Closing Date with respect to or affecting the Property. All such returns are to the best of Seller's knowledge and belief true and correct and Seller has paid (or provided for) all taxes, interest and penalties shown on such returns or reports to be due to any federal, state, county and municipal or other taxing authority. In the event Seller has failed to file any tax returns or Purchaser is assessed with taxes, either federal, state or local with respect to the Property and such assessment is for time periods before the Closing Date, Seller agrees to indemnify and hold Purchaser harmless for those taxes and all interest or penalties and costs incurred in maintaining any actions or settlements of any tax assessments. Seller agrees to execute any affidavits, documents or other evidence satisfactory to Purchaser's counsel demonstrating that no taxes are outstanding and that Seller agrees to indemnify Purchaser as stated above.

          (l) Seller will satisfy at or prior to Closing any debts not to be assumed or paid by Purchaser under the terms of this Agreement.

9.   REPRESENTATIONS AND WARRANTIES OF PURCHASER.

     As a material inducement to Seller to execute and to perform its obligations under this Agreement, the Purchaser hereby represents and warrants to Seller as follows:

          (a) To its knowledge, Purchaser has been and will continue to be granted any requested access and ability to conduct the due diligence referenced herein and referenced in the Letter Agreement;

          (b) Purchaser is a validly created Florida corporation, and has full power and authority to enter into and perform this Agreement in accordance with its terms.

10.  CONDITIONS PRECEDENT TO THE CLOSING BY PURCHASER

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     The obligation of Purchaser to consummate this Agreement is subject to and conditioned upon the satisfaction, at or prior to Closing, of each of the following conditions:

          (a) All the terms and conditions of the Letter Agreement and this Agreement to be complied with and performed by the Seller on or before the Closing Date, including the timely delivery to Purchaser of all Closing documents, and instruments required to be delivered to Purchaser under this Agreement, shall have been complied with and performed.

          (b) All documents to be delivered by Seller at Closing shall be in form and substance satisfactory to Purchaser's counsel.

          (c) The representations and warranties of purchaser shall be deemed to have been made again on the Closing Date and then be true and correct, subject to any changes contemplated by this Agreement and Seller is not in default.

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11.  CONDITIONS PRECEDENT TO CLOSING BY SELLER.

     The obligation of Seller to consummate this Agreement is subject to and conditioned upon the satisfaction, at or prior to Closing, of each of the following conditions:

          (a) All the terms and conditions of the Letter Agreement and this Agreement to be complied with and performed by the Purchaser on or before the Closing Date, including the timely delivery to Seller of all Closing documents and instruments required to be delivered to Seller by this Agreement shall have been complied with and performed.

          (b) All documents to be delivered by Purchaser at Closing shall be in form and substance satisfactory to Seller's counsel.

12.  NATURE OF REPRESENTATIONS AND WARRANTIES.

          (a) The representations and warranties contained herein and made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing hereof so as to allow the parties to enforce their rights, as well as their obligations hereunder.

          (b) Survival of Representation. All statements contained in any certificate, instrument, or document delivered by or on behalf of any of the parties pursuant to this Agreement and the transaction contemplated hereby shall be deemed representations and warranties by the respective parties hereunder. All representations and warranties made by the parties in this Agreement and pursuant hereto shall survive the consummation of the transaction contemplated by this Agreement, except to the extent waived in writing by all such parties, notwithstanding any investigation heretofore or hereafter made by either of them or on behalf of either of them.

13.  LIQUIDATED DAMAGES:

     The $50,000.00 (US) deposit paid by Exactech on March 31, 1998, will constitute "liquidated damages" by and between the parties, and thereby limit any damages by either party for failure to close. During the due diligence period, as defined in the Letter Agreement, if a "material difference" arises or is discovered, and based upon such material difference Exactech chooses to cancel or otherwise not fulfill or complete the purchase, any amount paid to Synvasive by Exactech including the $50,000.00 amount, will be refunded to Exactech within ten (10) days from the date of notice being given to Synvasive. Upon expiration of the due diligence period, and upon acceptance of this fully executed Agreement, failure of either party to close based upon the conditions of the Letter Agreement, and based upon the conditions, as set forth in this Agreement, will entitle Buyer or Seller to terminate the Letter Agreement and/or this Agreement and the $50,000.00 deposit will be provided to the requesting party and any amount paid to Synvasive by Exactech in excess of $50,000.00 will be refunded to Exactech, within ten (10) days from the date of notice. A "material difference" is stipulated to be a difference between any representations made to Exactech by Synvasive during the discussions and negotiations leading up to this Agreement. If a dispute arises as to whether a difference is "material," the parties agree to resolve such dispute between themselves, but, if unable to resolve such dispute, then to allow a mutually agreed upon mediator to resolve such dispute. Both parties, however, reserve their rights based upon fraud or related torts.

14.  DEFAULT AND REMEDIES.

          (a) In the event that Seller has fulfilled all of its obligations set forth in the Letter Agreement and in this Agreement and in the further event that Purchaser fails to perform its obligations on the Closing Date set forth in this Agreement, then Purchaser shall be deemed in default, and Seller may (i)

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provide notice regarding the liquidated damages referenced in paragraph 13, above, and Purchaser will be reimbursed and/or refunded any sums on excess of $50,000.00 paid to Synvasive pursuant to the Letter Agreement, or (ii) postpone closing until the default can be cured by Purchaser.

          (b) With the exception of those conditions set forth in the Letter Agreement in the event Purchaser has performed all of its obligations set forth in this Agreement and stands ready, willing and able to consummate the transactions set forth herein as of the Closing Date, and in the further event Seller for any reason, fails to perform its obligations on or before the Closing Date, Seller shall be deemed in default and Purchaser may (i) provide notice regarding the liquidated damages referenced in paragraph 13, above, and be reimbursed and/or refunded any sums in excess of $50,000.00 paid to Synvasive pursuant to the Letter Agreement, or (ii) postpone closing until the default can be cured by Seller.

          (c) In the event of any litigation between the parties arising out of or relating to this Agreement, the prevailing party shall be entitled to recover all incurred costs, expenses and reasonable attorney's fees.

15. MISCELLANEOUS PROVISIONS.

          (a) Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto or their successors or assigns, any rights or remedies under or by reason of this Agreement. This Agreement is not assignable by either party unless agreed to in writing by both parties;

          (b) Each of the parties shall bear all individual expenses including attorney fees and accounting fees incurred in connection with the closing and in the consummation of the transaction contemplated hereby and in the preparation thereof, with the exception of costs and expenses incurred as part of the closing and as set forth herein;

          (c) Section Headings in this Agreement are for the sole purpose of convenient reference and in no way define, limit or prescribe the scope or intent of this Agreement or any part thereof and such headings shall not be considered in interpreting or construing this Agreement;

          (d) It is understood and agreed by the parties hereto that all understandings and agreements heretofore between the parties are merged in this Agreement which alone fully and completely expresses their agreement;

          (e) Both parties agree that no brokers or dealers have been involved with consummating the transactions under this Agreement and in the event of liability will agree to indemnify the other party for any actions arising out of such representation for all costs incurred to settle such issues.

          (f) Heading to paragraphs of this agreement are to facilitate reference only, do not form a part of this agreement, and shall not in any way affect the interpretation thereof.

          (g) In the event of any suit or controversy arising by virtue of this agreement, the prevailing party shall be entitled to an award of all court costs, litigation expenses and attorneys fees including those incurred at pre-suit pre-trial, trial and appellate levels.

          (h) This agreement is made, executed, and delivered in the State of Florida and is intended to be performed in the State of Florida and shall be construed and enforced in accordance with the laws of the State of Florida. Exclusive venue for any controversy relating to this agreement shall be in Alachua County, Florida, whether in state or federal court.

          (i) This agreement and attachment is the entire agreement between the parties. This Agreement can be altered only in writing by unanimous consent of all parties, and any verbal or oral statements prior to the agreement are merged herein and any verbal or oral changed will hereafter have no effect.

          (j) Any notice shall be deemed to have been properly given when deposited in the United States mail, certified, or other reliable delivery service with comparable evidence of delivery such as Federal Express, and addressed to the party's address as set forth below:

         As to Exactech:                With a copy to:

         Exactech, Inc.                     Lorence Jon Bielby
         Tim Seese, President               Greenberg, Traurig, Hoffman, Lipoff
         4613 NW 6th Street                 Rosen & Quentel, P.A.
         Gainesville, Florida  32609        101 East College Avenue
                                            Tallahassee, Florida  32301

         As to Synvasive:                   With a copy to:

         Synvasive Technology, Inc.
         Michael G. Fisher, President
         4925 Robert J. Mathews Parkway
         El Dorado Hills, California  95762

         IN WITNESS WHEREOF, the parties have executed this Agreement, the day and year first above set forth.

                                     SELLER:

                                     SYNVASIVE TECHNOLOGY, INC.

                                     By: /s/ MICHAEL G. FISHER
                                        ---------------------
                                     Title: PRESIDENT AND CEO

                                    (Corporate Seal)

STATE OF CALIFORNIA
COUNTY OF EL DORADO

     The foregoing instrument was acknowledged before me this 30TH day of MAY, 1998, by MICHAEL G. FISHER, who is personally known to me or has produced CDL as identification.

                                    NOTARY PUBLIC
                                    /s/ JOSEPH R. HENDERSON
                                    -----------------------
                                    Name: Joseph R. Henderson
                                    STATE OF CALIFORNIA, AT LARGE
                                    Commission Number: 1108661
                                    My Commission Expires: Aug 18, 2000
                                    (Seal)

                                    PURCHASER:

                                    EXACTECH, INC.

                                    By: /s/ TIMOTHY J. SEESE
                                    ---------------------
                                    Title: PRESIDENT

STATE OF FLORIDA
COUNTY OF ALACHUA

         The foregoing instrument was acknowledged before me this 29TH day of MAY, 1998, by TIMOTHY J. SEESE, who is personally known to me.

                                    NOTARY PUBLIC
                                    /s/ CYNTHIA D. REGEN
                                    --------------------
                                    Name: Cynthia D. Regen
                                    STATE OF FLORIDA, AT LARGE
                                    Commission Number: CC737199
                                    My Commission Expires: June 6, 2002
                                    (Seal)

                                   ADDENDUM I

     A. TRADE SECRETS: The parties each acknowledge that certain tangible and intangible items used in the AcuDriver product and related product line are secret, confidential, unique, and highly valuable, and that such business knowledge has been developed by Synvasive and is being transferred to Exactech, and that disclosure of any of such items to anyone other than Exactech, or its authorized Representatives will cause Exactech irreparable injury. Such items include, but are not limited to:

          (a) Techniques, management, product knowledge, research and development knowledge, computer software, data files, memoranda, records, notes, lists, customer lists, tabulations, compilations, and other customer information no matter how stored, kept, or maintained;

          (b)  Operating processes and procedures;

          (c) Confidential data and trade secrets developed by Synvasive or which may be developed by Exactech or with which Exactech may become familiar, including, but not limited to, customer information, business methods and proprietary information; and

          (d) Such other information as to which Synvasive had, or which Exactech has a reasonable expectation of confidentiality or which are defined by Section 688.002(4), FLORIDA STATUTES, or other applicable Federal or Florida Law.

     B. AGREEMENT NOT TO DISCLOSE INFORMATION: At all times subsequent to the execution of the Letter Agreement, Synvasive and its agents, employees, officers, directors, representatives, or affiliates have not, and do hereby covenant and specifically agree not to disclose to anyone (unless otherwise directed in writing by Exactech) any proprietary documents or information, including but not limited to the items listed in this agreement, whether developed before or after the date of the Letter Agreement. Each party further covenants and agrees that this agreement not to disclose information shall be binding during the term of the Purchase and Sale Agreement, and is renewed at closing and continuing thereafter and be binding at all times following closing.

     C. COVENANT NOT TO COMPETE: Synvasive, its agents, officers, directors, representatives, or affiliates:

               (i) hereby covenant and specifically agree that they are selling for sufficient and adequate consideration the properties, rights and assets outlined and described in the Purchase and Sale Agreement, including trade secrets and confidential information but also including such valuable confidential business or professional information that otherwise may not qualify as trade secrets, including substantial relationships with specific prospective or existing customers, as well as, client goodwill, and further including certain intellectual property including trade names, trademarks, service marks, or "trade dress," as well as extraordinary or specialized training;

               (ii) hereby covenant and agree that they shall not, without written consent of Exactech, during the term of this agreement and continuing for a period of five (5) years after the date of the Letter Agreement:

                    (a) Be engaged in any business, anywhere in the world, which competes in any way with the properties, rights and assets being purchased and described in this agreement;

                    (b) Solicit, divert, employ or attempt to employ, or contact, directly or indirectly, for itself or for or on behalf of any other person, firm, corporation, partnership, association or other entity, anywhere in the world, any of Exactech customers, officers, employees, agents, or representatives, wherever located, employed, or assigned.

     D. BINDING: This covenant not to compete shall be independent of any other provisions of the Purchase and Sale Agreement and of the closing itself, and shall survive the closing. Therefore, the existence of any claim of any individual party against any other party or their affiliated companies, whether based on the Purchase and Sale Agreement or otherwise, shall not constitute a defense to the enforcement of this Addendum and shall not discharge Synvasive, its agents, officers, directors, representatives, or affiliates, from this covenant not to compete. In furtherance hereof, Synvasive, its agents, officers, directors, representatives, or affiliates expressly waive the right to contest enforcement or to contest the validity of the covenant not to compete, and further waive the right to contest the enforceability of this covenant not to compete and agree that such covenant is reasonably necessary to protect the legitimate business interest or interests justifying the restriction. Synvasive, its agents, officers, directors, representatives, or affiliates stipulate and agree that the covenant is not overbroad, overlong, and is reasonably necessary to protect, and is supported by, a legitimate business interest.

     E. SCOPE: If any party challenges the reasonability of the temporal or geographic scope of the covenant, not to compete, the parties specifically authorize any court of competent jurisdiction, upon a finding that the scope of the covenant not to compete exceeds the legitimate business interests of any party, to reform the scope to comply with maximum limits permitted by applicable law.

     F. RELEASE: Exactech agrees to consider, in good faith, any written request by Synvasive, its agents, officers, directors, representatives, or affiliates to be released from the constraints of this covenant not to compete, providing, however, that Synvasive, its agents, officers, directors, representatives, or affiliates has not violated the covenant prior to such time, and further providing that in the event of a release from the covenant, the released party shall not disclose any of the items listed above [trade secrets], of this agreement, whether developed before or after the date of this Addendum, and also shall not solicit, divert, or wrongfully contact, directly or indirectly, any of Exactech's or their affiliated companies past, present or future customers, employees, agents, representatives or consultants.

     G. ENFORCEMENT: The parties acknowledge that the protection of trade secrets and the restrictions on competition contained herein is a reasonable protection of legitimate business interests of Exactech, and that Synvasive acknowledges irreparable harm to Exactech if the trade secrets and non-compete portions of this agreement are breached by virtue of any one party's access to or disclosure of the valuable, special, and unique information described or outlined herein. Therefore, in the event of a breach or threatened breach, of this agreement, Exactech shall be entitled to an injunction to enforce the breaching party's compliance with the provisions of those paragraphs. Nothing herein, however, shall prohibit Exactech nor any of its affiliated companies, from pursuing any additional remedy available to them for such breach or threatened breach, including recovery of damages, direct and indirect, from the breaching party, together with the costs and attorney fees incurred by the non-breaching party.

EXHIBIT A


March 31, 1998

Synvasive Technology, Inc.
4925 Robert J. Matthews Parkway
El Dorado Hills, CA  95762

Attention: Michael G. Fisher
President & Chief Executive Officer

           RE:      PURCHASE AND SALE OF ACUDRIVER

Dear Mr. Fisher:

         EXACTECH, Inc. [hereinafter "EXACTECH"], hereby proposes to purchase, and therefore provides Synvasive Technology, Inc. [hereinafter "Synvasive"], with this letter agreement regarding the purchase of all of the properties, rights, and assets in and to the AcuDriver product and related product line presently owned by Synvasive. The forthcoming contract, referenced below, will include the specifics of the transaction, and will supercede and replace this letter agreement with the exception of specific provisions herein. A summary of the essential terms of the agreement are as follows:

     1. PURCHASED ASSETS AND PROPERTY: Synvasive will sell, and EXACTECH will purchase, all properties, rights, and assets comprising the AcuDriver product and related product line (subject to specific asset identification and verification). Such properties, rights, and assets being purchased include, but are not limited to, all assets of any type, existing inventory on the contract date, tooling, fixtures, existing and future intellectual property and rights of all types (patents, trademarks, trade names, etc.), product development and existing knowledge and expertise, trade secrets and product-specific knowledge, designs, drawings, vendor lists, customer lists, regulatory filings, equipment, work-in-process, all production, marketing, and sale rights, and any other properties, rights, and assets, wherever located, which comprise or are reasonably related to the AcuDriver product and related product line. It is specifically agreed that the existing inventory, and the inventory on hand on the date of closing, has an approximate cost value of $90,000.00 dollars (US), and will consist of at least twenty-five (25) finished handsets, at least twenty-five (25) full osteotome kits, along with cases and fiber optic light sources.

     2. PRICE: $425,000.00 dollars (US), with such purchase price payable as follows: $50,000.00 deposit payable by wire transfer or other verifiable method prior to 5:00 p.m. (PST) March 31, 1998; $125,000.00 (US) deposit upon acceptance of the letter agreement; $100,000.00 (US) payable upon all parties' execution of a contractual agreement; $100,000.00 (US) by 5:00 p.m. (PST) on June 26, 1998; $50,000.00 (US) upon issuance of the presently pending patent application.

     3. CONTRACT AND CLOSING: Within a reasonable time from acceptance by Synvasive of this letter agreement, the parties will endeavor to finalize and execute a contract for the purchase and sale of the described assets and items with the contract superceding and replacing this letter agreement with the exception of specific provisions herein. The intent of the parties is to finalize a contract within 45 days of the date of acceptance of this letter agreement, unless extended by EXACTECH to complete its due diligence. The date of closing will be scheduled for 15 days from the date of contract finalization, or on such later date as may be postponed pursuant to the terms and conditions of the contract, or unless extended by mutual agreement of the parties, such agreement not to be unreasonably withheld.

     4. LIQUIDATED DAMAGES: The $50,000.00 (US) deposit paid by EXACTECH on March 31, 1998, will constitute "liquidated damages" by and between the parties, and thereby limit any damages by either party for failure to close. During the due diligence period, as defined below, if a "material difference" arises or is discovered, and based upon such material difference EXACTECH chooses to cancel or otherwise not fulfill or complete the purchase, any amount paid to Synvasive by EXACTECH will be refunded to EXACTECH within ten (10) days from the date of notice being given to Synvasive. Upon expiration of the due diligence period, and acceptance of a fully executed contract, failure of either party to close based upon the conditions of agreement, as set forth below and as set forth in the contract, will entitle buyer or seller to terminate this letter agreement and/or the contract and any amount paid to Synvasive by EXACTECH in excess of $50,000.00 will be refunded to EXACTECH within ten (10) days from the date of notice. A "material difference" is stipulated to be a difference between any representations made to EXACTECH by Synvasive during the discussions and negotiations leading up to this letter agreement. If a dispute arises as to whether a difference is "material," the parties agree to resolve such dispute between themselves, but, if unable to resolve such dispute, then to allow a mutually agreed upon mediator to resolve such dispute, subject to paragraph 9 below. Both parties, however, reserve their rights based upon fraud or related torts.

     5. DUE DILIGENCE: The time period between acceptance of the letter agreement and all parties' acceptance of the contract shall constitute the "due diligence period." Such period however, and any due diligence investigation conducted by EXACTECH during such period, will not preclude nor prevent EXACTECH from further investigation nor from withdrawal or termination of the contract due to a material difference, or due to non-performances of a condition, as set forth herein. This provision will survive the letter agreement.

     6. CONDITIONS OF AGREEMENT THAT SURVIVE THE LETTER AGREEMENT:

          (a) Between the acceptance date of this letter agreement, and the date of closing, EXACTECH will be provided with complete and total access to all books, records, brochures, literature, and financial records, as well as any other materials and/or documents related to or relevant to the AcuDriver product and related product line, and on the date of closing any and all such books, records, or other documents, including brochures, technical literature, associated artwork or electronic or digital files, will be transferred to EXACTECH, including any and all regulatory files and 510 K documents and files.

          (b) Synvasive agrees that there will be no material changes in the sales, marketing, expenses, profit, losses, and financial condition for the AcuDriver product and related product lines and business during the period between the date of the acceptance of the letter agreement and the date of closing. Synvasive will continue to operate and otherwise maintain the AcuDriver product and related product line business in a fiduciary capacity for or on behalf of EXACTECH during the due diligence period and up to and including the date of closing.

          (c) Synvasive and its principals (to be designated and mutually agreed upon prior to entry of the contract) will enter into a non-disclosure of trade secrets agreement and a non-compete agreement with EXACTECH, with the exception of the current Synvasive OEM Osteotome business with Othy, Inc.;

          (d) On or after the date of the contract, EXACTECH will have the right to immediately establish new sales agents or distributors worldwide for the AcuDriver product and related products.

          (e) On the date of closing, EXACTECH has the right to appoint or otherwise contract with one or more of Synvasive's then-existing sales agents, at EXACTECH'S option, but is not bound or otherwise required to retain any then-existing Synvasive sales agents.

          (f) The parties will agree to a transition period within which each party agrees to provide full and complete compliance to honor the intent of the parties in conveying the AcuDriver product and related product line and to effectuate this transaction from the date of the acceptance of this letter agreement through December 31, 1998. The parties will include as a provision of the contract a compliance agreement regarding the execution and deliverance of any instruments of conveyance and/or transfer and to take any such other action as reasonably deemed necessary to effectively convey, transfer to, and vest in EXACTECH any and all of the property to be conveyed and delivered in accordance with the contract. Such agreement will survive the closing and have no expiration date.

          (g) Sales to current distributors from the date of the acceptance of this letter agreement forward will be booked to EXACTECH upon execution of the purchase contract. Synvasive will administer and service the business with current Synvasive agents, including billing and collection of receivables, to be delivered to EXACTECH. EXACTECH agrees to pay a reasonable service fee to Synvasive for such services, with such fee to be agreed upon and a part of the contract.

          (h) Synvasive agrees to sell osteotomes to EXACTECH at the cost set forth in Exhibit "B" attached hereto with minimum quantities of ten units during the transition period (or afterwards by mutual agreement).

          (i) Synvasive agrees to provide repairs through the transition period, as referenced above, at no charge to EXACTECH for any and all repairs, with the exception of hoses and fiber optics.

          (j) Synvasive agrees to provide consultation to EXACTECH, at no charge with the exception of travel and living expenses, for the purpose of the transfer of the properties, rights and assets referenced herein, for preparation and filing for additional patents or other intellectual property protection, and for manufacturing, regulatory files and documents, including necessary regulatory filings, and to resolve other business issues.

          (k) Synvasive agrees to assist EXACTECH in completing a technical file for the CE mark.

          (l) Synvasive agrees to assign and otherwise transfer to EXACTECH the existing consultation agreement it holds with Dr. Hedley. Synvasive agrees to provide a reasonable amount of Ken Carlson's time (to be determined in the contract) for sales and marketing support through the transition period.

          (m) Synvasive will transfer and otherwise assign any and all existing and future intellectual property rights to the AcuDriver product and related product line, including patents, trade name, trademark, or other such rights. Synvasive will, during the due diligence period and up to the date of the contract and beyond, continue all efforts to pursue any intellectual property applications. Any and all costs associated with the pursuit of such intellectual property rights will be borne by Synvasive up to the date of closing.

     7. WARRANTY: Synvasive warrants that it is vested with good and marketable title to all of the assets and property being sold, including any and all intellectual property rights, regulatory certificates and/or permits, or otherwise, and further warrants that it is able to transfer and convey such property at closing free and clear of any and all competing or superceding rights, any and all liens and/or financial restrictions, and free of any account and/or debts payable.

     8. INDEMNIFICATION AND DISCLAIMER: EXACTECH is not purchasing nor otherwise assuming nor agreeing to any debts, financial obligations, liabilities nor other obligations for returns, credits, warranty or warranty costs of any type existing on the date of closing, including corporate or individual debts, nor purchasing or assuming any known or unknown liabilities or obligations arising from the AcuDriver product and related product line. Synvasive hereby indemnifies, and will restate in the contract and at closing, an indemnification of EXACTECH for any and all such liability or obligation. This provision survives the letter agreement.

     9. FLORIDA LAW AND VENUE: Florida Law is applicable and will control any dispute regarding this letter agreement, as well as any dispute regarding the forthcoming contract. The parties agree to Florida venue and jurisdiction regarding any dispute or litigation of any type, and the prevailing party is entitled to seek reasonable attorney fees and costs. This provision survives the letter agreement.

         Thank you for your consideration and continued good faith cooperation.

                                        Sincerely,

                                        /s/ TIMOTHY J. SEESE
                                        --------------------
                                        Timothy J. Seese
                                        President

ACKNOWLEDGED AND AGREED FOR
PURPOSES OF AGREEMENT TO SELL:
SYNVASIVE TECHNOLOGY, INC.

/s/ MICHAEL G. FISHER
---------------------
By: Michael G. Fisher
Its: President & Chief Executive Officer